Exhibit 23.1

B&P

Bernstein & Pinchuk LLP

Certified Public Accountants

Seven Penn Plaza, Suite 830
New York, NY 10001

Tel 212 279-7900
Tel 516 897-7979
Fax 212 279-7901
www.bpaccountants.com

Consent of Independent Registered Public Accounting Firm

To Madison Venture Capital Group, Inc.

We consent to the use of this Registration Statement on Form S-1 of our report dated April 15, 2007 and August 27, 2007 for the restatement of weighted average number of shares and loss per share referred to in Note 4, relating to the financial statements of Madison Venture Capital Group, Inc. for the year ended December 31, 2006 and for the period August 17, 2006 (inception) to December 31, 2006.

/s/ Bernstein & Pinchuk LLP

New York, New York
August 28, 2007